Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 of Electro Scientific Industries, Inc. (“ESI”) and the related joint proxy statement/prospectus of ESI and Zygo Corporation and to the inclusion of our report, dated November 21, 2008, with respect to the consolidated balance sheets of SolVision Inc. as at September 30, 2007 and 2006 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for the years then ended.

December 8, 2008	/s/ Ernst & Young LLP
Montréal, Canada	Ernst & Young LLP
Chartered Accountants